EXHIBIT 99.1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: March 5, 2025

GP-Act III Sponsor LLC

/s/ Antonio Bonchristiano /s/ Rodrigo Boscolo
Name/Title: Antonio Bonchristiano and Rodrigo Boscolo, officers

GPIAC II, LLC

/s/ Antonio Bonchristiano /s/ Rodrigo Boscolo
Name/Title: Antonio Bonchristiano and Rodrigo Boscolo, officers

GPIC, LLC

/s/ Antonio Bonchristiano /s/ Rodrigo Boscolo
Name/Title: Antonio Bonchristiano and Rodrigo Boscolo, directors

GP Investments, Ltd.

/s/ Antonio Bonchristiano /s/ Rodrigo Boscolo
Name/Title: Antonio Bonchristiano and Rodrigo Boscolo, officers

Fersen Lamas Lambranho

/s/ Fersen Lamas Lambranho
Name/Title: Fersen Lamas Lambranho, co-chairman of GP-Act III Acquisition Corp.

Antonio Bonchristiano

/s/ Antonio Bonchristiano
Name/Title: Antonio Bonchristiano, chief executive officer of GP-Act III Acquisition Corp.